Exhibit 99.1

FOR RELEASE AT 3:00 PM CST

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2013 THIRD QUARTER RESULTS

Milwaukee, Wisconsin – April 25, 2013 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended March 31, 2013.

Net sales for the Company’s third quarter ended March 31, 2013 were $74.7 million, compared to net sales of $70.6 million for the third quarter ended April 1, 2012.  The higher net sales for the current quarter can be primarily attributed to increased customer production volumes.  Higher content on certain vehicles also contributed to the net sales improvement during the current quarter.

Net income for the current quarterly period was $1.1 million, compared to net income of $2.7 million in the prior year quarter.  Diluted earnings per share for the current quarterly period were $.32 compared to diluted earnings per share of $.82 in the prior year quarter. The lower net income for the current year quarter was significantly affected by a pre-tax pension settlement charge of $2.1 million or $.42 diluted earnings per share relating to our Supplemental Executive Retirement Plan.  This settlement charge recognizes the prior unrealized actuarial losses which were cash settled during the current quarter.  The charge had no current effect on our total shareholders’ equity because the unrealized actuarial losses were already recognized during prior periods in “Accumulated Other Comprehensive Loss” in shareholders’ equity.  Without the above charge, diluted earnings per share on an adjusted basis would have been $.74 in the current year quarter, as shown in the table presented under “Reconciliation of Non-GAAP Financial Measure” below.

For the nine months ended March 31, 2013, the Company’s net sales were $217.7 million compared to net sales of $202.9 million in the prior year nine month period.  Net income during the current year nine month period was $6.2 million compared to net income of $5.6 million in the prior year nine month period.  Diluted earnings per share were $1.80 (or $2.22 without the settlement charge as shown in the table below) for the nine month period ended March 31, 2013 compared to diluted earnings per share of $1.67 during the nine month period ended April 1, 2012.

Reconciliation of Non-GAAP Financial Measure:

	Three Months Ended		Nine Months Ended
	March 31,	April 1,	March 31,	April 1,
	2013	2012	2013	2012

Diluted earnings per share, as reported	$0.32	$0.82	$1.80	$1.67
Effect of settlement charge	0.42	-	0.42	-
Diluted earnings per share, as adjusted	$0.74	$0.82	$2.22	$1.67

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the table above (as well as the information provided in this release) provides certain non-GAAP financial information, related to diluted earnings per share excluding the impact of a pension settlement charge (as described in more detail above).  Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results.  In addition, the Company believes the presentation of diluted earnings per share excluding the impact of the pension settlement charge enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	March 31, 2013	April 1, 2012

Chrysler Group LLC	$22,854	$23,336
General Motors Company	14,063	16,757
Ford Motor Company	12,325	8,422
Tier 1 Customers	13,930	11,233
Commercial and Other OEM Customers	8,897	7,253
Hyundai / Kia	2,589	3,607
TOTAL	$74,658	$70,608

Decreased sales to Chrysler Group LLC in the current quarter was primarily due to lower customer vehicle production volumes on models for which we supply components.  The reduction in sales to General Motors Company in the current quarter was primarily attributed to business we lost to other suppliers during the latter half of the 2012 model year.  Increased sales to Ford Motor Company in the current quarter was largely attributed to a combination of business won with new products and higher vehicle production volumes.  Increased sales to Tier 1, Commercial and Other OEM customers during the current quarter related primarily to market growth and the increasing impact of other vehicle access control products, such as latches, fobs, and driver controls, that have been developed in recent years to complement our historic core business of locks and keys.  The reduction in sales to Hyundai / Kia in the current year quarter was principally due to lower customer vehicle production volume and the discontinuation of a vehicle model for which we had been supplying components.

Gross profit margins were 17.7 percent in the current year quarter compared to 18.5 percent in the prior year quarter.  The reduction in gross profit margin in the current year quarter were impacted by a less favorable product sales mix, an unfavorable Mexico Peso to U.S. Dollar exchange rate affecting our operations in Mexico, and higher expense provision for our frozen defined benefit pension plan.  These negative items were partially offset by the benefits of higher production volumes and a lower provision for bonuses earned under our incentive bonus plans.

Normal operating expenses (excluding the $2.1 million settlement charge) as a percent of net sales in the current year quarter decreased to 10.7% from 12.3% in comparison to the prior year quarter.  The major contributor to the decrease was a lower provision for our incentive bonuses.

STRATTEC is a partner in VAST LLC, a global alliance of companies involved in the design and manufacture of automotive access products.  As reported in our prior earnings releases, VAST’s  operations in China incurred start-up costs associated with a new product line.  We anticipate these start-up costs and the resulting losses to continue over the remainder of the current fiscal year.

Included in Other (Expense) Income in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	March 31,	April 1,
	2013	2012

Foreign Currency Transaction Loss	$(987)	$(698)
Net Realized and Unrealized Gain on Mexican Peso Option Contracts	77	1,126
Rabbi Trust Gain	103	161
Other	48	73
	$(759)	$662

On April 5, 2013, the Company acquired 51% ownership in NextLock, LLC, a newly formed company which will introduce a new generation of biometric security products based upon the designs of Actuator Systems LLC, our partner and owner of the remaining 49% of NextLock.  Frank Krejci, President & CEO commented: “We are excited that this investment will be part of our strategy to grow and diversify our technology, products and markets within the broad definition of Access System Technology, particularly focused on security and motion control.”

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products.  These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and fluctuations in our costs of operation (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)
(Unaudited)
	Third Quarter Ended		Nine Months Ended
	March 31, 2013	April 1, 2012	March 31, 2013	April 1, 2012

Net Sales	$74,658	$70,608	$217,708	$202,871

Cost of Goods Sold	61,437	57,556	178,467	167,075

Gross Profit	13,221	13,052	39,241	35,796

Engineering, Selling & Administrative Expenses	8,025	8,720	25,626	24,907

Loss on Settlement of Pension Obligation	2,144	-	2,144	-

Income from Operations	3,052	4,332	11, 471	10,889

Interest Income	3	15	16	47

Equity Loss of VAST LLC Joint Venture	(291)	(140)	(402)	(452)

Interest Expense	(10)	(19)	(25)	(73)

Other (Expense) Income, Net	(759)	662	(590)	297

	1,995	4,850	10,470	10,708

Provision for Income Taxes	557	1,136	2,877	2,717

Net Income	1,438	3,714	7,593	7,991

Net Income Attributable to Non-Controlling Interest	344	986	1,435	2,433

Net Income Attributable to STRATTEC SECURITYCORPORATION	$1,094	$2,728	$6,158	$5,558

Earnings Per Share:
Basic	$.32	$0.83	$1.82	$1.68
Diluted	$.32	$0.82	$1.80	$1.67

Average Basic Shares Outstanding	3,327	3,303	3,318	3,299

Average Diluted Shares Outstanding	3,389	3,333	3,361	3,329

Other
Capital Expenditures	$2,617	$3,296	7,805	$9,585
Depreciation & Amortization	1,843	$1,752	5,374	5,083

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	March 31, 2013	July 1, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$16,255	$17,487
Receivables, Net	49,969	44,496
Inventories	25,838	21,236
Other Current Assets	13,126	18,072
Total Current Assets	105,188	101,291
Deferred Income Taxes	6,111	9,742
Investment in Joint Venture	8,132	8,139
Other Long Term Assets	462	536
Property, Plant and Equipment, Net	49,227	46,330
	$169,120	$166,038
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$26,964	$24,149
Borrowings Under Line of Credit Facility	1,500	-
Other	24,170	32,824
Total Current Liabilities	52,634	56,973
Accrued Pension and Post Retirement Obligations	17,707	21,667
Shareholders’ Equity	258,157	252,280
Accumulated Other Comprehensive Loss	(30,452)	(35,757)
Less: Treasury Stock	(135,944)	(135,971)

Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	91,761	80,552
Non-Controlling Interest	7,018	6,846
Total Shareholders’ Equity	98,779	87,398
	$169,120	$166,038

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	March 31, 2013	April 1, 2012	March 31, 2013	April 1, 2012
Cash Flows from Operating Activities:
Net Income	$1,438	$3,714	$7,593	$7,991
Adjustment to Reconcile Net Income to
Cash Provided by Operating Activities:
Equity Loss in VAST LLC Joint Venture	291	140	402	452
Depreciation and Amortization	1,843	1,752	5,374	5,083
Foreign Currency Transaction Loss (Gain)	987	698	1,300	(907)
Unrealized (Gain) Loss Foreign Currency Option Contracts	(75)	(1,174)	(424)	542
Stock Based Compensation Expense	286	251	756	622
Loss on Settlement of Pension Obligation	2,144	-	2,144	-
Change in Operating Assets/Liabilities	(5,094)	(728)	(9,288)	(3,936)
Other, net	133	(10)	72	6

Net Cash Provided by Operating Activities	1,953	4,643	7,929	9,853

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	-	(200)	(200)
Additions to Property, Plant and Equipment	(2,617)	(3,296)	(7,805)	(9,585)
Proceeds from Sale of Property, Plant and Equipment	25	9	86	9
Net Cash Used in Investing Activities	(2,592)	(3,287)	(7,919)	(9,776)

Cash Flow from Financing Activities:
Borrowings Under Credit Facility	250	-	2,500	-
Repayment of Borrowings Under Credit Facility	(1,000)	-	(1,000)	-
Dividends Paid to Non-Controlling Interests of Subsidiaries	(200)	-	(1,331)	-
Dividends Paid	(664)	(336)	(1,352)	(1,006)
Repayment of Loan to Related Parties	-	-	-	(850)
Exercise of Stock Options and Employee Stock Purchases	259	10	330	74

Net Cash Used in Financing Activities	(1,355)	(326)	(853)	(1,782)

Effect of Foreign Currency Fluctuations on Cash	(320)	(129)	(389)	119

Net (Decrease) Increase in Cash & Cash Equivalents	(2,314)	901	(1,232)	(1,586)

Cash and Cash Equivalents:
Beginning of Period	18,569	14,763	17,487	17,250
End of Period	$16,255	$15,664	$16,255	$15,664